Exhibit 10.10

DOLLAR GENERAL CORPORATION
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of the date indicated on Schedule A hereto (the “Grant Date”), is made between Dollar General Corporation, a Tennessee corporation (hereinafter, together with all Service Recipients unless the context indicates otherwise, called the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company (hereinafter referred to as the “Grantee”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Amended and Restated 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement.

WHEREAS, the Company desires to grant the Grantee a performance share unit award as provided for hereunder, ultimately payable in shares of Common Stock of the Company, par value $0.875 per Share (the “Performance Share Unit Award”), pursuant to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the Compensation Committee (or a duly authorized subcommittee thereof) of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and in the best interest of the Company and its shareholders to grant the Performance Share Unit Award provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Share Unit Award;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.                                      Grant of Performance Share Unit Award.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a certain number of performance units (referred to as “Performance Share Units”) which the Grantee will have an opportunity to earn over a Performance Period of one year if certain performance goal measures are met in accordance with Section 4 and to receive if additional time-based vesting conditions are met in accordance with Section 5.  A Performance Share Unit represents the right to receive one Share of Common Stock upon satisfaction of the performance, vesting and other conditions set forth in Agreement.

2.                                      Target Number of Performance Share Units.  The target number of Performance Share Units awarded is set forth on Schedule A hereto.  At the end of the Performance Period, and subject to additional time-based vesting, the Grantee can earn up to [300%] of the target number of Performance Share Units or as little as no Performance Share Units, depending upon actual performance compared to the performance goal measures established by the Committee.

3.                                      Performance Period.  The period during which the performance goal measures apply (the “Performance Period”) begins and ends as set forth on Schedule A hereto.

4.                                      Performance Goal Measures.

(a)    The performance goal measures and the levels of performance for each of the performance goal measures that is required to earn Performance Share Units were established by the Committee on the Grant Date.  Performance goals are based on Adjusted EBITDA (weighted [50%]) and ROIC (weighted [50%]), each as defined below and as established by the Committee, for the Performance Period, with the method for determining the number of Performance Share Units that can be earned (including the threshold, target and maximum number of Performance Share Units) set forth on Schedule A hereto, subject to the additional time-based vesting requirements that extend beyond the end of the Performance Period as provided in Section 5.  If the performance level for a performance goal measure is below the established threshold, no Performance Share Units shall be earned.  If the performance level for a performance goal measure is above the established maximum, no additional Performance Share Units shall be earned above the associated maximum payout level.  Within sixty (60) days following the end of the Performance Period, the Committee will determine the extent to which the performance goal measures have been met and the number of Performance Share Units earned (subject to the additional time-based vesting requirements that extend beyond the end of the Performance Period as provided in Section 5) and will interpolate on a straight-line basis all stated levels between the performance results and Performance Share Units to be earned and will round to the nearest whole Performance Share Unit.  The Performance Share Units are intended to be Performance-Based Awards under the Plan, and the provision of Section 6(c)(ii) of the Plan shall apply.  The Committee must certify the performance results for each of the performance goal measures following the end of the Performance Period.  The Committee may exercise its discretion to reduce the number of Performance Share Units earned in its assessment of performance in relation to the performance goal measures or in light of other considerations that the Committee deems relevant.  Except as provided in Section 5(h) in the event of a Change in Control during the Performance Period, any Performance Share Units that are not, based on the Committee’s determination, earned by performance during the Performance Period, including Performance Share Units that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be cancelled and forfeited as of the last day of the Performance Period.  The number of Performance Share Units earned as determined by the Committee (but subject to the additional pro-ration provisions and vesting provisions set forth in Section 5) shall be divided into three equal and separate installments as provided in Section 5.  To the extent allocation of the Performance Share Units to the three installments results in fractional shares, the vesting of the fractional shares shall be combined and be a part of the first installment.

(b)    The following terms have the following meaning for purposes hereof:

(i)                                     “Adjusted EBITDA” shall be computed as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but (1) shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) share-based compensation charges; (c) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (d) any gains or losses associated with the early retirement of debt obligations; (e) charges resulting from significant natural disasters; and (f) any significant gains or losses associated with the Company’s LIFO computation; and (2) unless the Committee disallows any such item, shall also exclude (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the Performance Period; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring nature.

(ii)                                  “ROIC” shall mean (a) the result of (x) the sum of (i) the Company’s operating income, plus (ii) depreciation and amortization, plus (iii) minimum rentals, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, plus (vi) 8x minimum rentals (with all of the foregoing terms as determined per the Company’s financial statements), but (1) shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) any gain or loss recognized as a result of derivative instrument transactions or other hedging activities; (c) any gains or losses associated with the early retirement of debt obligations; (d) charges resulting from significant natural disasters; and (e) any significant gains or losses associated with the Company’s LIFO computation; and (2) unless the Committee disallows any such item, shall also exclude (a) non-cash asset impairments; (b) any significant loss as a result of an individual litigation, judgment or lawsuit settlement (including a collective or class action lawsuit and security holder lawsuit, among others); (c) charges for business restructurings; (d) losses due to new or modified tax or other legislation or accounting changes enacted after the beginning of the Performance Period; (e) significant tax settlements; and (f) any significant unplanned items of a non-recurring nature.

5.                                      Vesting and Payment.

(a)    Vesting and Payment of One-Third of Earned Performance Share Units.  One-third of the Performance Share Units earned based on the Committee’s determination of the level of achievement for each of the performance goal measures in accordance with Section 4 (such one-third installment being the “Initial Earned Performance Share Units”) shall become vested and nonforfeitable as of the last day of the Performance Period but only if the Grantee has remained continuously employed through such date and the Grantee is not terminated with Cause prior to the date of payment unless prohibited by law.  If the Grantee does not remain continuously employed through the last day of the Performance Period because of Grantee’s Retirement, death or Disability during the Performance Period, then a Pro-Rata Portion of the Initial Earned Performance Share Units (rounded to the nearest whole share) shall become vested and nonforfeitable as of the last day of the Performance Period and all remaining Initial Earned Performance Share Units shall be automatically forfeited to the Company and cancelled.  For purposes of this Section 5(a) only, a “Pro Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of months in the Performance Period during which the Grantee was continuously in the employment of the Company and the denominator of which is the number of months in the Performance Period.  Grantee will be deemed to be employed for a month if the Grantee’s Retirement, death or Disability occurs after the fifteenth (15th) day of a month.  If the Grantee does not remain continuously employed through the last day of the Performance Period for any other reason other than as provided in Section 5(h), then all Initial Earned Performance Share Units shall be automatically forfeited to the Company and cancelled on the date the Grantee’s employment terminates.  The Initial Earned Performance Share Units that become vested under this Section 5(a) shall be paid on April 1, [Grant Date year + 1 year].  Notwithstanding the above and except to the extent required by law, no Initial

Earned Performance Share Units shall be paid if the Grantee is terminated with Cause prior to the date of payment.

(b)    Vesting and Payment of Additional One-Third of Earned Performance Share Units.  An additional one-third of the Performance Share Units earned based on the Committee’s determination of the level of achievement for each of the performance goal measures in accordance with Section 4 (such one-third installment being the “Additional Earned Performance Share Units”) shall become vested and nonforfeitable and shall be paid on April 1, [Grant Date year + 2 years] but only if the Grantee has remained continuously employed through such date.  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 2 years] because of Grantee’s earlier Retirement, but only if Grantee remained continuously employed through April 2, [Grant Date year + 1 year], then the Additional Earned Performance Share Units shall become vested and nonforfeitable and shall be paid on the date of Grantee’s Retirement.  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 2 years] because of Grantee’s death or Disability, but only if the Grantee does not die or become Disabled prior to April 2, [Grant Date year + 1 year], then the Additional Earned Performance Share Units shall become vested and nonforfeitable as of the date of Grantee’s death or Disability.  The Additional Earned Performance Share Units that become vested and nonforfeitable on the date of Grantee’s death or Disability as provided above shall be paid within thirty (30) days following such death or Disability but in all events no later than the Latest Payment Date, as defined in Section 5(k).  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 2 years] under any other circumstances other than as provided in Section 5(h), then all Additional Earned Performance Share Units that are not vested as of the date of the Grantee’s termination of employment shall be automatically forfeited to the Company and cancelled on the date of the Grantee’s termination of employment.

(c)    Vesting and Payment of Remaining Earned Performance Share Units.  The remaining one-third Performance Share Units earned based on the Committee’s determination of the level of achievement for each of the performance goal measures in accordance with Section 4 (such one-third installment being the “Remaining Earned Performance Share Units”) shall become vested and nonforfeitable and shall be paid on April 1, [Grant Date year + 3 years] but only if the Grantee has remained continuously employed through such date.  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 3 years] because of Grantee’s earlier Retirement, but the Grantee has remained continuously employed through April 2, [Grant Date year + 2 years], then the Remaining Earned Performance Share Units shall become vested and nonforfeitable and shall be paid on the date of Grantee’s Retirement.  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 3 years] because of Grantee’s death or Disability, but only if the Grantee does not die or become Disabled prior to April 2, [Grant Date year + 1 year], then the Remaining Earned Performance Share Units shall become vested and nonforfeitable as of the date of Grantee’s death or Disability.  All Remaining Earned Performance Share Units that become vested and nonforfeitable on the date of Grantee’s death or Disability shall be paid within thirty (30) days following such death or Disability but in no event later than the Latest Payment Date, as defined in Section 5(k).  If the Grantee does not remain continuously employed through April 1, [Grant Date year + 3 years] under any other circumstances other than as provided in Section 5(h), then all Remaining Performance Share Units that are not vested as of the date of the Grantee’s termination of employment shall be automatically forfeited to the Company and cancelled on the date of the Grantee’s termination of employment.

(d)    Transfers and Reemployment.  For purposes of this Agreement, transfer of employment among the Company and another Service Recipient shall not be considered a termination or interruption of employment.  Upon reemployment following a termination of employment for any reason, the Grantee shall have no rights to any Performance Share Units previously forfeited and cancelled under this Agreement.

(e)    Retirement.  For purposes of this Agreement, Retirement shall mean the voluntary termination of Grantee’s employment with the Company on or after (i) reaching the minimum age of sixty-two (62) and (ii) achieving five (5) consecutive years of service; provided, however, that the sum of the Grantee’s age plus years of service (counting whole years only) must equal at least seventy (70) and provided further that there is no basis for the Company to terminate the Grantee with Cause at the time of Grantee’s voluntary termination.

(f)    Disability.  For the purposes of this Agreement, Disability shall mean the Grantee’s termination of employment by the Company due to Grantee’s “Disability” (i) as defined in any employment agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (ii) if there is no such employment agreement in effect or no definition therein, as defined in any change-in-control agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (iii)  if there is no such employment or change-in-control agreement or definitions therein, as defined in the Company’s long-term disability plan.

(g)    Cause.  For the purposes of this Agreement, Cause shall mean (i) “Cause” as such term may be defined in any employment agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (ii) if there is no such employment agreement in effect, “Cause” as such term may be defined in any change-in-control agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (iii) if there is no such employment or change-in-control agreement, with respect to a Grantee: (A) any act of the Grantee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Grantee which failure is not cured within 10 business days after receipt from the Company of written notice of such failure; (B) any material breach by the Grantee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, investments or the like, or any inappropriate disclosure or “tipping” relating to any stock, securities, investments or the like; (C) other than as required by law, the carrying out by the Grantee of any activity, or the Grantee making any public statement, which prejudices or ridicules the good name and standing of the Company or its Affiliates or would bring such persons into public contempt or ridicule; (D) attendance by the Grantee at work in a state of intoxication or the Grantee otherwise being found in possession at the Grantee’s place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (E) any assault or other act of violence by the Grantee; or (F) the Grantee being indicted for any crime constituting (I) any felony whatsoever or (II) any misdemeanor that would preclude employment under the Company’s hiring policy.

(h)    Change in Control.  Notwithstanding any other provision of this Section 5 (other than Section 5(k)), in the event of a Change in Control, vesting and payment of the Performance Share Units that have not previously become vested and nonforfeitable and paid, or have not previously been forfeited, under Section 4, 5(a), 5(b), or 5(c) shall be determined under this Section 5(h) as follows:

(i)                                     In the event a Change in Control occurs on or before the end of the Performance Period and provided the Grantee is continuously employed until the Change in Control, the target number of the Performance Share Units shall be deemed earned but otherwise continue to be subject to the vesting and payment provisions, including applicable proration and service requirements, that apply under Section 5(a), 5(b) and 5(c) unless the Grantee experiences a Qualifying Termination.  If the Grantee experiences a Qualifying Termination, all of the Performance Share Units not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid on the date of such Qualifying Termination.

(ii)                                  In the event a Change in Control occurs following the end of the Performance Period and provided the Grantee is continuously employed until the Change in Control, all of the Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 4 shall continue to be subject to the vesting and payment provisions, including applicable service requirements, that apply under Section 5(a), 5(b) and  5(c) unless the Grantee experiences a Qualifying Termination.  If the Grantee experiences a Qualifying Termination, all of the Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 4 not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid on the date of such Qualifying Termination.

(i)    Good Reason.  For purposes of this Agreement, Good Reason shall mean (A) a material diminution in the Grantee’s base salary unless such action is in connection with across-the-board base salary reductions affecting 100 percent of employees at the same grade level; or (B) a material diminution in the Grantee’s authority, duties or responsibilities.  To qualify as a termination due to Good Reason under this Agreement, the Grantee must have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and must have given the Company at least thirty (30) days from receipt of such notice to cure the condition constituting Good Reason.  Such termination of employment must have become effective no later than one year after the initial existence of the condition constituting Good Reason.

(j)    Qualifying Termination.  For purposes of this Agreement, Qualifying Termination shall mean the Grantee’s employment with the Company is involuntarily terminated by the Company other than with Cause or terminated by the Grantee for Good Reason other than when Cause to terminate exists, in each case within two years following a Change in Control.  In no event shall a Qualifying Termination include the Retirement, death, Disability or any other termination of the Grantee not specifically covered by the preceding sentence.

(k)    Delivery of Shares.  Shares of Common Stock corresponding to the number of Performance Share Units that have been earned and become vested and nonforfeitable (“Performance Shares”) shall be paid to the Grantee, or, if deceased, to the Grantee’s estate, in settlement of the Performance Share Units at the times provided in Sections 5(a), 5(b), 5(c), and 5(h), although no interest shall be payable in the event there is a delay in the time of payment for any reason.  However, notwithstanding any other payment timing provision, in all events, payment and delivery of the Performance Shares shall be made no later than the later of the 15th day of the third month following the end of the Grantee’s first taxable year (usually the calendar year) in which the right to the payment is no longer subject to a substantial risk of forfeiture (upon the fixed payment date, death, Disability,  or a Qualifying Termination  or when the Grantee who is eligible for Retirement has met all service requirements for vesting, as applicable) or the 15th day of the third month following the end of the Company’s first taxable year (usually the fiscal year) in which the right to the payment is no longer subject to such substantial risk of forfeiture (the latest such date, the “Latest Payment Date”).  Such payment shall be accomplished either by delivering a share certificate or by providing evidence of electronic delivery, and the Performance Shares shall be registered in the name of the Grantee or, if deceased, Grantee’s estate. The Performance Shares may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable.  In determining the number of Performance Shares to be withheld for taxes as provided in Section 10, the value of the Performance Shares shall be based upon the Fair Market Value of the Shares on the date of payment.  If a designated date of payment falls on a weekend, holiday or other non-trading day, the value of any Performance Shares payable on such designated date of payment shall be determined based on the Fair Market Value of the Shares on the most recent prior trading date.

6.                                      No Dividend Equivalents.  The Grantee shall have no right to dividend equivalents or dividends on the Performance Share Units.

7.                                      Transferability.  Neither the Performance Shares prior to delivery pursuant to Section 5 nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7 shall not prevent transfers by will or by the applicable laws of descent and distribution.

8.                                      No Guarantee of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or offer letter provided by the Company to the Grantee.

9.                                      Change in Capitalization; Change in Control.  If any event described in Section 8 or 9 of the Plan occurs, this Agreement and the Performance Shares shall be adjusted to the extent required or permitted, as applicable, pursuant to Sections 8 and 9 of the Plan.

10.                               Taxes.  The Grantee shall have full responsibility, and the Company shall have no responsibility (except as to applicable tax withholdings), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Performance Shares. The Grantee is hereby advised to seek his or her own tax counsel regarding the taxation of the Performance Shares hereunder.  Unless otherwise determined by the Committee, at the time of vesting the Company shall withhold from any Performance Shares deliverable in payment of the Performance Share Units the number of shares of Performance Shares having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  Any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee.  Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Performance Share Units.

11.                               Limitation on Obligations.  This Performance Share Unit Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates or electronic delivery thereof to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

12.                               Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.  The Performance Share Units and Performance Shares shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

13.                               Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.  Any notice shall have been deemed duly given when delivered by hand or courier or when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

14.                               Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

15.                               Section 409A of the Code.  This Agreement is intended to be exempt from Section 409A of the Code as a short-term deferral.  Each installment payment under this Agreement will be treated as a separate payment.  Notwithstanding the foregoing, the Company shall not be liable to the Grantee in the event this Agreement fails to be exempt from, or comply with, Section 409A of the Code.

16.                               Arbitration.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator.  Such arbitration process shall take place within the Nashville, Tennessee metropolitan area.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

17.                               Clawback.  As a condition of receiving the Performance Share Units, the Grantee acknowledges and agrees that the Grantee’s rights, payments, and benefits with respect to the Performance Share Units shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation.

18.                               [Applicability of Plan and Management Stockholder’s Agreement.  The Performance Share Units and the Performance Shares issued to the Grantee upon payment of the Performance Share Units shall be subject to all terms and provisions of the Plan to the extent applicable to performance share units and Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.  The Performance Share Units and the Performance Shares issued to the Grantee shall not be subject to, and hereby are expressly exempted from, all of the terms and provisions of any Management Stockholder’s Agreement between the Grantee and the Company in existence on the Grant Date.]

19.                               Amendment and Termination.  This Agreement may be modified in any manner consistent with Section 10 of the Plan.

20.                               Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Share Unit Award.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

21.                               Rights as Shareholder.  The holder of a Performance Share Unit Award shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Performance Shares issuable upon the payment of a vested Performance Share Unit unless and until a certificate or certificates representing such Performance Shares shall have been issued by the Company to such holder or, if the Common Stock is listed on a national securities exchange, a book entry representing such Performance Shares has been made by the registrar of the Company.

22.                               Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DOLLAR GENERAL CORPORATION

By:

Name:

Title:

GRANTEE

[name]

ADDRESS:

Schedule A to Performance Share Unit Award Agreement

Grant Date:	[ ]

Target Number of Performance Share Units Awarded:	[ ]

Performance Period:	Begins on [1st day of applicable fiscal year] and ends on [last day of applicable fiscal year]

Threshold, Target and Maximum Calculation Chart:	See attached Exhibit 1

Exhibit 1 to Schedule A to Performance Share Unit Award Agreement

[      ] Performance Share Unit Matrix

	EBITDA Based Shares Earned ([50%] Weighting)					ROIC Based Shares Earned ([50%] Weighting)
Performance Level	EBITDA Result ($000)	EBITDA Result vs. Target	EBITDA Based Shares	EBITDA Weight	Shares Earned	ROIC Result	ROIC Result vs. Target	ROIC Based Shares	ROIC Weight	Shares Earned	Total Shares Earned

Threshold

Target

Maximum

Note: Interpolate between all EBITDA & ROIC results and award levels